EXHIBIT 10.2

This is an important legal document, and you should carefully review and understand the terms and effect of this document before signing it. By signing this Agreement, you are agreeing to release your employer from liability to you. You have twenty-one (21) days from the date of receipt of this document to consider the Agreement. If you decide to sign it, you will have an additional seven (7) days following the date of your signature to revoke the Agreement, and you will not receive severance pay until after the seven day revocation period expires.

AGREEMENT, WAIVER AND GENERAL RELEASE

This Agreement, Waiver and General Release (“Agreement”) is made and entered into on the latest date indicated below, by and between Elizabeth L. Reeves (hereinafter referred to as “Ms. Reeves”), and Lincoln National Corporation (“LNC”), their affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them (hereinafter collectively referred to as “LFG”). This Agreement shall become effective on the later of (1) the date of Ms. Reeves’ employment termination or (2) the eighth day after the date on which Ms. Reeves shall have signed this Agreement (such later date called the “Effective Date”).

RECITALS

A.	Ms. Reeves has been employed with LFG since 2005, and her employment with LFG will be terminated other than for cause as of May 30, 2008 (“Termination Date”). During the period up to and including the Termination Date, Ms. Reeves will continue to receive her normal salary and benefits, will cooperate with LFG in transitioning her duties, and will perform such other duties as are mutually agreed upon. Ms. Reeves tendered her resignation as an officer and/or director of the LFG companies as set out in Exhibit A to this Agreement.

B.	Ms. Reeves and LFG have carefully explored this situation and in the spirit of compromise, have agreed to enter into the following Agreement.

AGREEMENT, WAIVER & GENERAL RELEASE

In consideration of the premises and mutual promises and agreements contained in this Agreement, including the recitals listed above, and intending to be legally bound hereby, the parties agree as follows:

1.	Beginning after the Effective Date of this Agreement, Ms. Reeves shall receive fifty-two (52) weeks of pay continuation (based upon her final base salary), paid bi-weekly, less applicable taxes and other withholdings required by law.

2.	Ms. Reeves is the Grantee of unvested LNC Stock Options granted under the Lincoln National Corporation Incentive Compensation Plan (“ICP”). Ms. Reeves’s unvested stock options will vest pro-rata, based on her Termination Date, on the later of the Termination Date or the date this Agreement, Waiver & General Release become effective. All vested options will be exercisable before the date three (3) months after the Date of Termination. Any open market purchases of stock must comply with LNC’s Insider Trading Rules.

3.	Ms. Reeves will be paid a payment equivalent to a pro-rated 2008 (payable in 2009) annual incentive program bonus, less applicable taxes and other withholdings required by law, contingent upon and to the extent of certification by the Compensation Committee of Lincoln National Corporation’s Board of Directors that the applicable goals and performance targets have been met. Such bonus, if payable, will be paid to Ms. Reeves at the same time as Annual Incentive Plan bonuses are paid to similarly situated employees eligible to receive an annual incentive bonus for 2008, but in no case later than March 31, 2009. Any 2008 Bonus payment will be pro-rated to reflect Ms. Reeves’ period of actual service during the performance period.

4.	Ms. Reeves is the Grantee of unvested Restricted Shares pursuant to the terms of the ICP. Ms. Reeves’s unvested Restricted Shares will be forfeited in accordance with the terms of the Restricted Stock Award Agreement.

5.	If the Compensation Committee of the LNC Board of Directors determines that the performance goals for the 2006 - 2008, 2007 – 2009, 2008 - 2010 cycle(s) under LTIP, established under the ICP, have been met, and if LFG has an existing obligation to participants under the applicable LTIP award cycle, Ms. Reeves shall receive, at the same time long-term incentive awards are normally paid to employees, any pro-rated award to which she would be entitled that is based on performance during the LTIP performance cycle. Any amounts payable under one or more of the cycles shall be paid within the period beginning on January 1 and ending on March 15 which immediately follows the last day of each cycle.

6.	Ms. Reeves is a participant in the LNC Deferred Compensation & Supplemental/Excess Retirement Plan (“Deferred Compensation Plan”). Vesting of her account balances will be governed by the terms and conditions of that plan.

7.	Ms. Reeves will be eligible for financial planning/tax preparation service for the calendar year in which her termination occurs, up to applicable limits.

8.	Ms. Reeves currently participates in the LNC Employees’ Savings and Profit Sharing Plan. Her account will be vested and she will receive any matching employer contributions up to her Termination Date in accordance with the terms and conditions of the Plan.

9.	Ms. Reeves is vested in the Lincoln National Corporation Employees’ Retirement Plan, which was frozen for all employees as of December 31, 2007. Payments pursuant to this Agreement will not be used in the calculation of her pension benefits due under the Plan. Ms. Reeves will receive payments pursuant to the terms and provisions of the following plans: the LNC Employees’ Retirement Plan, the LNC Employees’ Supplemental Pension Benefit Plan, the LNC Executives’ Excess Compensation Pension Benefit Plan, and the LNC Employees' Savings and Profit Sharing Plan, as determined as of the Termination Date.

10.	Ms. Reeves will receive career transition and outplacement assistance through The Leader’s Edge (Launch Program). The services may commence immediately and must commence within three (3) months of the Termination Date.

11.	Ms. Reeves’ group medical, dental, vision, and life insurance benefits will cease as of the Termination Date. Ms. Reeves shall be eligible to elect to continue coverage for herself and her eligible dependents in her current Company medical and dental plan under IRC 4980B (“COBRA”) for the applicable coverage period (18 months). If elected, the Company shall reimburse Ms. Reeves for any medical and/or dental COBRA contributions or premiums actually incurred by her up to a maximum of $25,200. Ms. Reeves should contact the HR Call Center for information regarding conversion of her group life insurance coverage.

12.	Coverage under the LNC Employees’ Short Term Disability Plan and the LNC Employees’ Long Term Disability Plan will terminate as of Ms. Reeves’s Termination Date.

13.	The Company will pay reasonable and customary legal fees incurred by Ms. Reeves in connection with the negotiation and execution of this Agreement, up to $15,000, payable upon submission of the billing statement or paid receipt for such services rendered by her counsel or counsels.

14.	Ms. Reeves will be paid for all of her accrued and unused managed time as of her Termination Date (17.5 days), regardless of whether or not she signs this Agreement.

15.	This Agreement does not release any claims for vested benefits under any of LFG’s pension, retirement, or deferred compensation plans, whether qualified or nonqualified, that Ms. Reeves may have, in accordance with the terms and conditions of such plans.

16.	The Company hereby waives compliance beginning on and after the Termination Date with the non-competition provisions contained in Ms. Reeves’s option agreements, LTIP awards, or any other equity awards or equity agreements. Ms. Reeves agrees that for a period of six (6) months following the Termination Date she will not directly or indirectly solicit or hire away or attempt to solicit or hire away any person employed by LNC at the time of the Termination Date.

17.	For six (6) years following the date hereof, LFG shall not amend, repeal or otherwise modify in a manner materially adverse to Ms. Reeves the provisions of LFG’s articles of incorporation and/or bylaws with respect to exculpation, advancement of expenses and indemnification of Ms. Reeves. The Company represents and warrants that it maintains a directors and officers liability insurance policy that provides coverage with respect to actions taken or omissions on or prior to the date hereof and covenants and agrees, for the six (6) years following the date hereof, to maintain such a policy in effect that does not treat Reeves in a disproportionate manner as compared with the other directors and officers of the Company.

18.	Ms. Reeves, for and in consideration of the above, waives any right to personal recovery and hereby irrevocably, unconditionally and generally releases, acquits, and forever discharges to the fullest extent permitted by law, LFG from all complaints, actions, causes of actions, suits, rights, grievances, costs, losses, debts, expenses, sums of money, amounts, covenants, contracts, agreements, claims, damages, liabilities, obligations, and demands of any nature whatsoever, known or unknown, in law or in equity (“Claim” or “Claims”), which against them Ms. Reeves at any time heretofore ever had, owned, or held or claimed to have had, owned, or held or which Ms. Reeves now has, owns, or hold, or claims to have, own, or hold, or which Ms. Reeves can, shall or may have, or which Ms. Reeves’ heirs, executors, administrators, personal representatives, successors, or assigns hereinafter can, shall or may have, in any way connected with or relating to Ms. Reeves’ employment and/or the termination of her employment with LFG; provided, however, that nothing in this Agreement shall constitute a waiver of any Claims arising after the date Ms. Reeves signs this Agreement. The waivers in this Agreement shall not waive Ms. Reeves’s rights respecting LFG’s obligations under this Agreement, her rights as a shareholder, or her rights as a policyholder of any policies issued by LFG.

19.

The Claims covered by the paragraph above and this Agreement include, but are not limited to, claims, disputes or causes of action or right to personal recovery under tort, contract, or any other state or federal laws, (including, but by no means limited to, claims arising out of or alleging breach of contract, violation of public policy, wrongful termination, breach of implied employment, breach of good faith and fair dealing, impairment of economic opportunity, intentional infliction of emotional harm or emotional distress, fraud [actual or constructive], defamation [libel or slander], under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et. seq., as amended by the Older Worker’s Benefit Protection Act (“OWPBA”), under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, by the Civil Rights Act of 1991, under the Americans with Disabilities Act of 1990, 42 U.S.C. §12101, et seq., as amended, under 42 U.S.C. §1981, under the Fair Credit Reporting Act, 15 U.S.C. §1681, et seq., under any state, local, or municipal law, ordinance, or rule covering discrimination in employment or in places of public accommodation, including but not limited to the Pennsylvania Human Relations Act, under the Employee Retirement Income Security Act, under the Sarbanes-Oxley Act, under any theory of retaliation, under any federal or state law or municipal ordinance relating to discrimination and/or harassment and/or retaliation in employment, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States. The Claims covered by the paragraph above and this Agreement include, but are not limited to, and claims for wages, severance, bonuses, commissions or compensation of any kind, expense reimbursements, and Claims for pain and suffering or emotional distress, as well as any Claims for attorneys’ fees, costs and expenses. It is the Parties’ intention that the language relating to the description of the Claims in this Agreement shall be accorded the broadest possible interpretation. Ms. Reeves represents and agrees by signing below that she has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for LFG, except as provided in this Agreement, and has no known workplace injuries or occupational diseases. Other than the consideration set forth herein, Ms. Reeves further affirms that she has been paid and/or has received all leave (paid or unpaid), compensation, wages, benefits, bonuses and/or commissions to which she may be entitled and that no other leave (paid or unpaid), compensation, wages, benefits, bonuses and/or commissions are due to Ms. Reeves, except as provided in this Agreement.

20.	Ms. Reeves knowingly and voluntarily specifically waives any rights or claims arising under 29 U.S.C. §621 et seq., as amended by the OWBPA and, more specifically, any right or claims under 29 U.S.C. §626. Ms. Reeves specifically states and acknowledges that:

A.	This waiver is part of an Agreement written in a manner calculated to be understood by her.

B.	She does not waive rights or claims that may arise after the date that this Agreement is executed.

C.	She is receiving consideration in addition to anything of value to which she would already have been entitled prior to executing this Agreement.

D.	She has been and is hereby advised, in writing, to consult an attorney prior to executing this Agreement

E.	She further acknowledges that she has been given a period of at least twenty-one (21) days within which to consider this Agreement.

21.	For a period of seven (7) days following the execution of this Agreement, Ms. Reeves may revoke this Agreement by actual written notice to LFG. Such revocation shall be considered received upon actual receipt by LFG only. Following the successful expiration of this seven (7) day period, this document shall become final and binding on the parties. Further, this Agreement shall not become effective or enforceable until the revocation period has expired without Ms. Reeves’ acceptance having been revoked with the seven day period.

22.	Ms. Reeves warrants and represents that in executing this document she does so with full knowledge of any and all rights, which she may have with respect to all matters released. Ms. Reeves further understands, acknowledges and agrees that the payment of any consideration is not an admission of liability on the part of LFG, but to the contrary, represents a negotiated compromise and agreement. This Agreement shall not in any way be interpreted to render Ms. Reeves a “prevailing party” for any purpose, including, but not limited to, an award of attorney’s fees under any statute or otherwise.

23.	If Ms. Reeves re-applies for employment with LFG after the Effective Date of this Agreement, LFG, in its sole and exclusive discretion, may either accept or refuse the application without incurring any liability of any type whatsoever, based on this Agreement. Ms. Reeves agrees that any refusal or failure by LFG to employ or re-employ Ms. Reeves shall not be unlawful retaliation or discrimination against Ms. Reeves.

24.	Ms. Reeves represents that she has not filed any complaints or claims against LFG with any state or federal court, that Ms. Reeves will not do so at any time hereafter for Claims released by this Agreement, and that if any such court assumes jurisdiction of any complaint or claim against LFG, she will immediately request such court to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice. As a further material inducement to LFG to enter into this Agreement, Ms. Reeves covenants and agrees not to sue, or join with others in suing, LFG on any of the released Claims. By signing this Agreement Ms. Reeves waives her right to recover any damages or other relief in any claims or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on her behalf under any federal, state, or municipal discrimination law, except where prohibited by law. Ms. Reeves agrees to release and discharge LFG not only from any and all claims which she could make on her own behalf but also specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim or claims against LFG may arise, in whole or in part, from any event which occurred as of the date of this Agreement, except where prohibited by law. Ms. Reeves acknowledges that this Release does not prevent her from filing a charge of discrimination with any federal, state or local agency or commission, although by signing this Release she waives any right to recover any damages or other relief in any claim or suit brought by or through any federal, state, or local agency.

25.	As a result of Ms. Reeves’s position as Senior Vice President, and her service on LFG’s Senior Management Committee, she has been instrumental in developing the strategic direction of LFG’s corporate development and has participated in the development of LFG’s overall strategic direction. She also has developed, obtained or learned specific confidential information and trade secrets which are the property of LFG. Ms. Reeves hereby covenants and agrees to use her best efforts and utmost diligence to guard and protect such confidential information and trade secrets and to not disclose or permit to be disclosed to any third party by any method whatsoever any such confidential information or trade secrets. Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information, customer information, financial information, plans or any information of whatever nature, in the possession or control of LFG which has not or have not bee published or disclosed to the general public or which gives LFG an opportunity to obtain an advantage over competitors who do not know or use it. Notwithstanding anything in this Agreement to the contrary, each party to this Agreement (and each affiliate, officer, employee, director, advisor, representative, or other agent of such party) is, and has been from commencement of discussions, permitted to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all ancillary documents (including, without limitation, opinions or other tax analyses) relating to such tax treatment and tax structure. By signing this Agreement, Ms. Reeves confirms and agrees that she will not use or disclose confidential information or trade secrets as defined above.

26.	Ms. Reeves agrees that neither she nor any entity directly or indirectly controlled by her will directly or indirectly participate in a proscribed activity. A “proscribed activity” through May 30, 2010, shall mean either (1) soliciting others to invest in the common stock of LNC for the purpose of effecting an acquisition of control of LNC or her directly investing in more than one percent (1%) of the common stock of LNC, or (2) using confidential information or trade secrets (as described above) to assist any person, entity or group of persons which intends to or does attempt to effect an acquisition of control of LNC. The term “Control” shall be defined for purposes of this paragraph to have the meaning of control contained in Ind. Code Ann. §27-1-23-1(e) [Burns Supplement].

27.

Ms. Reeves, due to the knowledge and information she possesses gained as a result of her employment with LFG hereby agrees to make herself available, at reasonable times, to cooperate, consult, testify, etc. with respect to current and future legal actions, including, but not limited to litigation, arbitrations, mediation, administrative, and/or regulatory proceedings in which LFG is a party. LFG will pay Ms. Reeves for the reasonable value of her time and reasonable expenses incurred with respect to any action in which Ms. Reeves is not a plaintiff, claimant or counterclaimant, with the express understanding that any such payment is not made for or as an inducement to the substance of testimony. The Company’s only expectation with regard to any testimony is that Ms. Reeves testifies truthfully. The parties agree that the reasonable value of her time will be based on her last base salary at LFG.

28.	Ms. Reeves warrants and represents that no other person or entity has any interest in the matters released and that she has not assigned or transferred or purported to assign or transfer to any person or entity all or any portion of the matters released.

29.	Ms. Reeves represents and acknowledges that she is not relying and has not relied on any representation or statements made by LFG with respect to any of the matters released or with regard to her rights or asserted rights in connection with this Agreement. Ms. Reeves hereby assumes the risk of any mistake of fact with regard to any of the matters released or with regard to any of the facts which are now unknown to her relating thereto.

30.	Ms. Reeves represents and agrees that she shall not communicate the terms of this Agreement or disclose any information concerning this Agreement, or any information discussed by the parties in negotiation of this Agreement to any person, corporation, or other entity for any purpose whatsoever without prior written permission from LFG, except to the extent necessary to Ms. Reeves’s immediate family members, attorney, tax preparer, accountant, or other financial advisor, or as required by law.

31.	If Ms. Reeves fails to comply with any material terms of this Agreement and does not cure such failure within fifteen (15) days after written notice by LFG to Ms. Reeves of such failure, then LFG can thereafter immediately cease any continuing benefits of this Agreement, in addition to any other remedies LFG may have pursuant to this Agreement or under law; provided however, that this Agreement shall remain in full force and effect and the consideration supporting this Agreement shall be deemed adequate as long as Ms. Reeves will have received at least fourteen (14) weeks of separation pay.

32.	This Agreement may not be introduced into evidence or relied upon by either party in subsequent legal proceedings, other than proceedings arising out of this Agreement or to the extent required by law or the rules of any regulatory body.

33.	This Agreement shall be binding upon Ms. Reeves and upon her heirs, executors, administrators, personal representatives, successors, and assigns, and shall inure to the benefit of LFG and to its respective heirs, administrators, representatives, executors, successors, and assigns.

34.	Except as required by law or subpoena, Ms. Reeves shall not make any public statements regarding her employment (other than factual statements concerning the dates of her employment and positions held) or her retirement and resignation, or the Agreement that are not agreed to by LFG, such approval not to be unreasonably withheld or delayed, (b) Ms. Reeves shall not disparage LFG, or any of its subsidiaries, its and their respective Boards of Directors, members thereof and senior management, and (c) LFG will ensure that no executive officers or directors of the Company disparage Ms. Reeves.

35.	All payments and benefits under this Agreement shall be made and provided in a manner that is intended to comply with Section 409A of the Code, to the extent applicable. Ms. Reeves and LFG agree that if Ms. Reeves concludes in good faith on the advice of counsel that the rights granted hereby should be altered to comply with Section 409A of the Code, Ms. Reeves and LFG will use reasonable best efforts to agree to amendments to this Agreement to comply with Section 409A of the Code; provided that this sentence shall not be construed as an indemnification with respect to any liability under Section 409A of the Code.

36.	This Agreement is made and entered into in the Commonwealth of Pennsylvania, and shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws rules) of said Commonwealth. If any provision of this Agreement or the application of this Agreement is construed to be overbroad, illegal, or contrary to public policy, then the court shall have the authority to narrow or amend the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed or amended form. Moreover, should any provision of this Agreement be declared or determined to be null, void, inoperative, illegal or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected, and they shall retain their full force and effect. The null, void, inoperative, illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

37.	Ms. Reeves represents and warrants that she has or within sixty (60) days of signing this Agreement will have, returned all Company property of any kind (including all copies thereof), including but not limited to documents, keys, forms, correspondence, computers, phones, printers, pagers, computer programs, memos, discs, and the like; provided, however, that Ms. Reeves will be allowed to keep her Blackberry; and provided, further, that Ms. Reeves will be allowed to record an appropriate outgoing message on her former Lincoln business number referring personal calls to her personal phone number and Lincoln business-related calls to a name and number to be designated by Lincoln, with no incoming message recording capability.

38.	This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior negotiations, agreements or understandings between the parties pertaining to the subject matter of this Agreement. This Agreement may not be modified or amended by the parties except by a written agreement signed by the parties hereto.

39.	All notices, requests, demands, waivers and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this paragraph).

If to Ms. Reeves, to:
1740 Meadowbrook Rd.
Abington, PA 19001

with a copy to:
Mark Foley, Esquire
Cozen O’Connor
The Atrium
1900 Market Street
Philadelphia, PA 19103

If to the Company, to:
General Counsel
Lincoln National Corporation
150 N. Radnor-Chester Road
Suite A305
Radnor, Pa 19087-5238

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PLEASE READ CAREFULLY. THIS AGREEMENT, WAIVER AND GENERAL

RELEASE INCLUDES A GENERAL RELEASE OF ALL KNOWN AND

UNKNOWN CLAIMS

AFFIRMATION OF RELEASOR

I warrant that this Agreement reflects the entire settlement between LFG and me. I have read this Agreement carefully, and I have been given the opportunity to consult with private counsel concerning its terms and effect and concerning my rights. I fully understand that this Agreement generally releases all of my claims, both known and unknown, arising prior to the execution hereof, against LFG, except as specifically otherwise provided herein. I execute this Agreement voluntarily and of my own choice with full and complete knowledge and understanding of its significance and effect.

Dated:
Elizabeth L. Reeves

Witness:

ACCEPTANCE OF LFG

The undersigned accepts the foregoing Agreement on behalf of LFG.

Dated:
Authorized to execute this
Agreement on behalf of
Lincoln National Corporation

Witness:

EXHIBIT A

To:	C. Suzanne Womack,
Secretary

Subject:      Resignation

Effective immediately, I resign as director and/or officer of Lincoln National Corporation and all of its subsidiary companies in which I hold such a position, including, but not limited to the following:

Senior Vice President,
Lincoln National Corporation

Senior Vice President and Director,
Lincoln National Management Corporation

Director,
Lincoln Financial Foundation, Inc.

Elizabeth L. Reeves

Dated: